Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND PENN VIRGINIA GP HOLDINGS,
L.P. ANNOUNCE ROBERT B. WALLACE AS CHIEF FINANCIAL OFFICER

RADNOR, PA (BusinessWire) March 23, 2010 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) and Penn Virginia GP Holdings, L.P. (NYSE: PVG) today announced that Robert B. Wallace has been elected Executive Vice President and Chief Financial Officer of the general partner of both PVR and PVG, effective immediately.

Frank A. Pici has resigned these positions to devote more time to his role as Executive Vice President and Chief Financial Officer of Penn Virginia Corporation (NYSE: PVA), an independent natural gas and oil company and the owner of the general partner and the largest unit holder of PVG.

Mr. Wallace served as Senior Vice President, Finance and Chief Financial Officer of the general partner of Buckeye Partners, L.P. (NYSE: BPL), which owns and operates petroleum products pipeline systems and petroleum products terminals, from September 2004 to July 2007.  Mr. Wallace also served as Senior Vice President, Finance and Chief Financial Officer of the general partner of Buckeye GP Holdings L.P. (NYSE: BGH), the owner of the general partner of BPL, from September 2004 to July 2007.  Prior to joining Buckeye, Mr. Wallace served as Executive Director, Corporate Finance of the Energy Group of UBS Investment Bank from September 1997 to February 2004.

William H. Shea, Jr., Chief Executive Officer of PVR and PVG, said, “We are pleased to welcome Rob to PVR and PVG as Chief Financial Officer and, after working together with him for three years in similar capacities while at Buckeye, I personally look forward to once again working with him to help grow Penn Virginia.”

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by PVA.  PVR manages coal and natural resource properties and related assets and operates a midstream natural gas gathering and processing business.  For more information, please visit PVR’s website at www.pvresource.com.

Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a publicly traded limited partnership which owns the general partner interest, all of the incentive distribution rights and an approximate 37 percent limited partner interest in PVR.  For more information, please visit PVG’s website at www.pvgpholdings.com.